Exhibit 99.1
LEXICON PHARMACEUTICALS PROVIDES CLINICAL PIPELINE UPDATE AND REPORTS 2014 SECOND QUARTER FINANCIAL RESULTS

Conference Call and Webcast at 11:00 a.m. Eastern Time

The Woodlands, Texas, August 7, 2014 - Lexicon Pharmaceuticals, Inc. (Nasdaq: LXRX), a biopharmaceutical company focused on developing breakthrough treatments for human disease, today updated its drug development progress and reported financial results for the three and six months ended June 30, 2014.

“I have spent the better part of this past month reviewing the progress of our two lead programs, LX4211 and telotristat etiprate,” said Lonnel Coats, Lexicon’s newly appointed president and chief executive officer. “I am very encouraged by the current status of these programs and am looking forward to unlocking the tremendous value they hold.”

Progress in Clinical Pipeline

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LX4211: Lexicon announced a collaboration with JDRF to support a Phase 2, randomized, double-masked, placebo-controlled clinical trial to evaluate the efficacy and safety of LX4211 in individuals with type 1 diabetes that are younger than 30 years of age. The study will be conducted with the primary objective being to evaluate the safety and effectiveness of LX4211 versus placebo as an adjunct to insulin treatment, as measured by HbA1c reduction at 12 weeks, as well as several secondary endpoints.

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Telotristat etiprate (LX1032): Lexicon continues to make progress in the enrollment of carcinoid syndrome patients in a pivotal Phase 3 clinical trial of telotristat etiprate, an inhibitor of tryptophan hydroxylase (TPH) that reduces peripheral serotonin production without affecting brain serotonin levels.

Financial Results

Revenues: Lexicon’s revenues for the three months ended June 30, 2014 increased to $0.7 million from $0.2 million for the corresponding period in 2013, primarily due to revenues recognized from a collaboration with a non-profit institute supporting the Phase 2 development of LX4211 in type 1 diabetes and increased revenues from other functional genomics activities. For the six months ended June 30, 2014, revenues increased 66 percent to $1.0 million from $0.6 million for the corresponding period in 2013.

Research and Development Expenses: Research and development expenses for the three months ended June 30, 2014 decreased 11 percent to $21.2 million from $23.7 million for the corresponding period in 2013, primarily due to decreases in personnel costs as a result of the restructuring announced in January 2014 and decreases in lab supplies costs as Lexicon focuses its resources on late-stage drug development. For the six months ended June 30, 2014, research and development expenses increased three percent to $45.1 million from $44.0 million for the corresponding period in 2013.

Increase in Fair Value of Symphony Icon Purchase Liability: In connection with the acquisition of Symphony Icon, Lexicon made an initial estimate of the fair value of the liability for the associated base and contingent payments. Changes in this liability, based on the development of the programs and the time until such payments are expected to be made, are recorded in Lexicon’s consolidated statements of operations. The increase in fair value of the Symphony Icon purchase liability was $0.4 million and $0.5 million for the three months ended June 30, 2014 and 2013, respectively, and was $1.6 million and $1.7 million for the six months ended June 30, 2014 and 2013, respectively.

General and Administrative Expenses: General and administrative expenses for the three months ended June 30, 2014 increased 10 percent to $5.2 million from $4.7 million for the corresponding period in 2013, primarily due to severance costs as a result of the restructuring announced in January 2014. For the six months ended June 30, 2014, general and administrative expenses increased 20% to $10.8 million from $9.0 million for the corresponding period in 2013.

Consolidated Net Loss: Net loss for the three months ended June 30, 2014 was $26.0 million, or $0.05 per share, compared to a net loss of $29.1 million, or $0.06 per share, in the corresponding period in 2013. Net loss for the six months ended June 30, 2014 was $56.9 million, or $0.11 per share, compared to a net loss of $55.1 million, or $0.11 per share, for the corresponding period in 2013. For the three and six months ended June 30, 2014, net loss included non-cash, stock-based compensation expense of $1.8 million and $4.1 million, respectively. For the three and six months ended June 30, 2013, net loss included non-cash, stock-based compensation expense of $1.9 million and $4.0 million, respectively.

Cash and Investments: As of June 30, 2014, Lexicon had $79.0 million in cash and investments, as compared to $98.4 million as of March 31, 2014 and $129.1 million as of December 31, 2013.

Lexicon Conference Call
Lexicon management will hold a conference call to discuss its clinical development progress and financial results for the second quarter of 2014 at 11:00 a.m. Eastern Time on August 7, 2014. The dial-in number for the conference call is 888-645-5785 (within the US/Canada) or 970-300-1531 (international). The conference ID for all callers is 82427776. Investors can access a live webcast of the call at www.lexpharma.com. An archived version of the webcast will be available on the website through September 7, 2014.

About Lexicon
Lexicon is a biopharmaceutical company focused on developing breakthrough treatments for human disease. Lexicon has clinical-stage drug programs for diabetes, carcinoid syndrome, and other indications, all of which were discovered by Lexicon’s research team. Lexicon has used its proprietary gene knockout technology to identify more than 100 promising drug targets. For additional information about Lexicon and its programs, please visit www.lexpharma.com.

Safe Harbor Statement
This press release contains “forward-looking statements,” including statements relating to Lexicon’s clinical development of LX4211 and telotristat etiprate (LX1032), including characterizations of the results of and projected timing of clinical trials and the potential therapeutic and commercial potential of LX4211 and telotristat etiprate (LX1032). In addition, this press release also contains forward-looking statements relating to Lexicon’s growth and future operating results, discovery and development of products, strategic alliances and intellectual property, as well as other matters that are not historical facts or information. All forward-looking statements are based on management’s current assumptions and expectations and involve risks, uncertainties and other important factors, specifically including those relating to Lexicon’s ability to meet its capital requirements, successfully conduct clinical development of LX4211 and telotristat etiprate (LX1032) and preclinical and clinical development of its other potential drug candidates, obtain necessary regulatory approvals, achieve its operational objectives, obtain patent protection for its discoveries and establish strategic alliances, as well as additional factors relating to manufacturing, intellectual property rights, and the therapeutic or commercial value of its drug candidates, that may cause Lexicon’s actual results to be materially different from any future results expressed or implied by such forward-looking statements. Information identifying such important factors is contained under “Risk Factors” in Lexicon’s annual report on Form 10-K for the year ended December 31, 2013, as filed with the Securities and Exchange Commission. Lexicon undertakes no obligation to update or revise any such forward-looking statements, whether as a result of new information, future events or otherwise.

Lexicon Pharmaceuticals, Inc.
Selected Financial Data

Consolidated Statements of Operations Data	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands, except per share data)	2014	2013	2014	2013
	(unaudited)		(unaudited)
Revenues:
Collaborative research	$627	$211	$799	$495
Subscription and license fees	49	3	154	79
Total revenues	676	214	953	574
Operating expenses:
Research and development, including stock-based compensation of $940, $1,022, $2,398 and $2,352, respectively	21,187	23,692	45,140	44,019
Increase in fair value of Symphony Icon, Inc. purchase liability	448	477	1,590	1,741
General and administrative, including stock-based compensation of $900, $847, $1,692 and $1,626, respectively	5,152	4,669	10,806	8,993
Total operating expenses	26,787	28,838	57,536	54,753
Loss from operations	(26,111)	(28,624)	(56,583)	(54,179)
Interest income	4	44	12	97
Interest expense	(455)	(496)	(912)	(1,002)
Other income (expense), net	534	(4)	620	30
Consolidated net loss.	$(26,028)	$(29,080)	$(56,863)	$(55,054)

Consolidated net loss per common share, basic and diluted	$(0.05)	$(0.06)	$(0.11)	$(0.11)

Shares used in computing net loss attributable to Lexicon Pharmaceuticals, Inc. per common share, basic and diluted	514,623	513,083	514,291	512,757

Consolidated Balance Sheet Data	As of June 30,	As of December 31,
(In thousands)	2014	2013
	(unaudited)
Cash and investments.	$79,044	$129,128
Property and equipment, net	39,177	41,362
Goodwill	44,543	44,543
Other intangible assets	53,557	53,557
Total assets	224,064	274,160
Deferred revenue	13,556	13,600
Current and long-term debt	21,038	21,877
Other long-term liabilities.	34,821	32,386
Accumulated deficit	(1,060,821)	(1,003,959)
Total stockholders’ equity	116,668	170,163

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Contact for Lexicon:
Chas Schultz
Senior Director, Finance and Communications
281/863-3421
cschultz@lexpharma.com